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                              AMENDED AND RESTATED
                               LICENSE AGREEMENT


         THIS AMENDED AND RESTATED LICENSE AGREEMENT dated September 5, 1997 is entered into by and between ALLIEDSIGNAL TECHNOLOGIES INC., an Arizona corporation, with offices at 8440 South Hardy Drive, Tempe, AZ 85284 (hereinafter referred to as Licensor), and EFTC CORPORATION, a Colorado corporation with offices at 7251 West 4th Street, Greeley, CO 80634, (hereinafter referred to as Licensee) amends and restates in its entirety that certain LICENSE AGREEMENT between Licensor and Licensee dated August 4, 1997 and is intended to be effective retroactively to the Effective Date set out below.

                                    RECITALS

         WHEREAS, the Licensee and AlliedSignal Inc., acting through its Aerospace Equipment Systems business ("AES") and AlliedSignal Avionics Inc. ("Avionics") have entered into a certain Master Agreement Regarding Asset Purchase and Related Transactions dated July 15, 1997, as amended ( the "Master Agreement"), whereby AES and Avionics agreed to transfer certain assets and employees relating to the manufacture of electronic assemblies to Licensee; and

         WHEREAS, in connection with the Master Agreement, Licensee agreed to manufacture electronic assemblies for AES, Avionics and their affiliated entities; and

         WHEREAS, Licensor is the owner of certain intellectual property rights relating to the manufacture of electronic assemblies by AES and Avionics, which rights Licensor has licensed to AES and Avionics; and

         WHEREAS, Licensee desires to acquire a license to this intellectual property under the terms and conditions that follow for the purpose of manufacturing electronic assemblies for AES, Avionics, their affiliated entities, and others.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                1.  Definitions

                 1.1 The term "AlliedSignal" as used herein means AlliedSignal Inc., any division or subsidiary thereof, including but not limited to AES and Avionics, and any company directly or indirectly owned or controlled by any one or more of the foregoing.

                 1.2 The term "AES Asset Transfer Date" as used herein means the Asset Transfer Date as set forth in Section 9.1.3 of the "Master Agreement".


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                 1.3    The term "Closing Date" as used herein means the
Closing Date, for Avionics and AES as applicable,  as set forth in Sections
9.1.1 and 9.1.2 of the "Master Agreement".

                 1.4 The term "Gross Revenue" as used herein means all invoice amounts received by Licensee on all sales and leases of product and parts therefor, provided, however, that with respect to product and parts therefor which are (a) sold or leased by Licensee to any customer other than AlliedSignal, having a special relationship with or enjoying a favored position for dealing with Licensee as a result of which invoice prices billed by Licensee are less than the invoice prices billed to ordinary customers, (b) sold or leased by Licensee, to any customer other than AlliedSignal, for other than monetary payments, (c) used rather than sold or leased by Licensee, or (d) shipped or delivered by Licensee to a party other than AlliedSignal and Licensee does not bill such party, the term "Gross Revenue" means an amount equal to the most recent invoice price billed by Licensee for such product and parts therefor to ordinary customers.

                 1.5 The term "Licensee Subleased Facility" as used herein means the facility subleased by Licensee from Avionics as set forth in Section
7.1 of the "Master Agreement".

                 1.6 The term "Licensed Product" as used herein means an electronic assembly made or manufactured for AlliedSignal using Technical Data or Technical Information.

                 1.7 The term "Licensee Tucson Facility" as used herein means the Licensee operated facility as set forth in Section 7.2 of the "Master Agreement".

                 1.8 The term "Technical Data" as used herein means information and data in written, graphic, or machine readable form and source code and supporting documentation to the extent available received from Licensor, AES or Avionics including such information and data contained in the documents and software listed on Schedule A for AES and Schedule B for Avionics.

                 1.9 The term "Technical Information" means all know-how that Licensee receives through transferred AES and Avionics employees or through technical assistance provided by Licensor, AES or Avionics.

                              2.  Licenses Granted

                 2.1 Licensor grants to Licensee, under all applicable intellectual property rights held by Licensor, a nonexclusive, irrevocable, worldwide license to use Technical Data and Technical Information to manufacture, have manufactured, use and sell electronic assemblies and parts therefor.





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                 2.2    All right, title and interest in and to Technical
Data and Technical Information shall remain in Licensor.

                 2.3 Licensee may copy, alter, modify, and merge with its own technology Technical Data and Technical Information, subject to the other terms and conditions of this License Agreement including the obligation to pay the compensation of Section 5.

                 2.4 If any copyright or proprietary rights notice appears on Technical Data, Licensee agrees to the extent reasonably practical to include such notice on any modifications of Technical Data made by Licensee under Section 2.3 of this License Agreement.

                 2.5 No license, either express or implied, is granted by Licensor to Licensee hereunder with respect to any patent or information except as specifically stated above.

                 2.6 No license, either express or implied, is granted hereunder to use any trademark, or logo, or trade or product name of Licensor or AlliedSignal Inc., or Avionics, or any word or mark similar thereto.

                 2.7 Licensee may indicate that Licensed Products and parts therefor are made under license from Licensor by a suitable legend, if the form of such legend and the extent of Licensee's use thereof have received prior written approval of Licensor. Licensor may amend or revoke prior approvals to use such legends at any time during the term of this License Agreement, and all rights to use such legends shall terminate with this License Agreement.

                 2.8 Nothing contained in this License Agreement shall constitute, or be construed to be, a limitation or restriction upon any right otherwise possessed by Licensee or Licensor, or AlliedSignal, or Avionics to make, use or sell any product, or part therefor, in any country, provided, however, that the payments required by this License Agreement to be made by Licensee to Licensor with respect to sales and other dispositions of Licensed Product and parts therefor shall not be deemed to constitute such a limitation or restriction.

                         3.  Delivery of Technical Data

                 3.1 Within thirty (30) days of the Avionic's Personal Property Transfer Date, Licensor shall cause Avionics to deliver to Licensee one copy each of the documents and software, in machine readable form and source code and supporting documentation to the extent available, listed on Schedule B.

                 3.2 On or before the AES Asset Transfer Date, Licensor shall cause AES to deliver to Licensee one copy each of the documents and software, in machine





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readable form and source code and supporting documentation to the extent available, listed on Schedule A.

         .       3.3    Licensor agrees to provide such additional
information as may be reasonably necessary or desirable for Licensee to continue the business of manufacturing electronic assemblies as previously conducted by AES and Avionics, provided such additional information is in existence and in a tangible medium as of the Effective Date.

                                  4.  Warranty

                 4.1 Licensor warrants that the Technical Information and Technical Data provided to Licensee hereunder is the same as that which is used by AES and Avionics respectfully as of the Effective Date in their manufacture of electronic assemblies, and that to the best of Licensor's knowledge Licensee's use of Technical Data and Technical Information in a manner previously utilized by AES and Avionics prior to the Effective Date hereof will not violate any third party rights in existence as of the Effective Date, but Licensor does not make any other warranty, either expressed or implied, including warranties of merchantability and fitness for a particular purpose and shall have no liability with respect to the Technical Information or Technical Data, or the use thereof; nor does Licensor assume any responsibility or make any warranty with respect to electronic assemblies or Licensed Product, or parts therefor, manufactured, sold or used under this License Agreement.

                 4.2 With respect to electronic assemblies manufactured, sold, or used under this License Agreement that are not Licensed Product, Licensee shall hold Licensor harmless from any patent infringement liability and product liability arising from such electronic assemblies and shall maintain appropriate product liability insurance to cover such electronic assemblies.

                 4.3 With respect to Licensed Product, all indemnity shall be governed by the purchase order under which the Licensed Product was ordered from Licensee.

                 4.4 If a part of the data delivered hereunder does not meet the warranty specified above, Licensor will, upon discovery of such discrepancy or upon notification thereof by Licensee correct the discrepancy in that part of the data by supplying amended or additional data.

                 4.5 All Technical Information and Technical Data is supplied in confidence solely for the use of Licensee under this License Agreement and Licensee agrees to handle the Technical Information and Technical Data in the same manner that it handles its own proprietary information, but shall use at least reasonable care in keeping the Technical Information and Technical Data confidential. Licensee agrees: (a) not to use or permit use of any Technical Data or Technical Information except in accordance with the licenses herein granted; and (b) not to disclose any Technical Data or Technical Information to others (including affiliates of Licensee) except to the extent





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such disclosure is reasonably necessary in connection with Licensee's operations under this License Agreement and only then if such disclosure is subject to the same limitations on the recipient as on Licensee hereunder; and except as required by law or legal process. The obligations under this Section
4.5 shall not apply to (i) information already known to Licensee prior to receipt from Licensor; (ii) information in the public domain including information that can be reverse engineered from a Licensed Product; (iii) information received from a third-party without similar restrictions; or (iv) information developed independently by or for Licensee.

                                5.  Compensation

                 5.1. Licensee shall pay to Licensor a nonrefundable, noncreditable down payment of one million two hundred fifty thousand dollars ($1,250,000.00) to be paid pursuant to the terms of the Master Agreement.

                 5.2 For a period starting with the Effective Date and ending on December 31, 2001, for all electronic assemblies and parts therefor made for a customer other than AlliedSignal at the Licensee Subleased Facility or the Licensee Tucson Facility, or at any successor Licensee facility within fifty (50) miles of either of these Facilities, Licensee shall pay to Licensor a running royalty of one percent (1.0%) of Gross Revenue for all such electronic assemblies to be paid on or before the twentieth (20th) day of the month following the calendar quarter covered thereby.

                 5.3 With respect to customers other than AlliedSignal, along with the quarterly running royalty payments under Section 5.2, Licensee shall provide to Licensor a report showing for the period covered by the payment: (a) a list of all separately identifiable types of electronic assemblies delivered, leased or otherwise disposed of; (b) the quantity of such electronic assemblies of each type sold, leased or otherwise disposed of; (c) the Gross Revenue for electronic assemblies of each type and, (d) the quantities of, and Gross Revenue for, parts sold, leased or otherwise disposed of, identified by the electronic assembly type, and (e) the derivation of the amount payable to Licensor from the foregoing information. Licensor agrees to keep such reports confidential even as to other AlliedSignal businesses, unless otherwise requested by Licensee.

                 5.4    In addition to the obligation to pay royalties under
Section 5.2, Licensee shall pay such royalties for all electronic assemblies shipped to customers other than AlliedSignal by December 31, 2001 for which payment has not been received by Licensor. This payment shall be made on January 20, 2002. The parties agree that the licenses granted by Licensor to Licensee hereunder will be fully-paid upon receipt and acceptance by Licensor of all royalty payments due by January 20, 2002 under this License Agreement, and a final corresponding report.

                 5.5. Licensee shall pay interest to Licensor at a rate of two percent (2%) over the prime per annum interest rate quoted by Chase Manhattan Bank on any and all amounts that are at any time overdue and payable to Licensor under this License





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Agreement, such interest being calculated on each such overdue amount from the date when such amount became due to the date of actual payment thereof. The payment of such interest shall not replace any of Licensor's other rights under this License Agreement resulting from Licensee's default by failure to pay any amounts due hereunder.

                 5.6 All amounts payable to Licensor under this License Agreement are to be paid in U.S.A. currency.

                 5.7 Licensee shall keep such records that will enable, under generally accepted accounting principles, the royalties due hereunder to be accurately determined. Licensor shall have the right to select an independent representative or accountant to inspect Licensee's records once a year on reasonable notice and during regular business hours to verify Licensee's reports and payments. Such inspections shall be at the expense of Licensor unless a variation or error exceeding Ten Thousand U.S. Dollars (U.S. $10,000.00) of royalty due, is discovered in the course of the inspection, whereupon, Licensee shall reimburse Licensor for the expense.

                 5.8 All payments to be made to Licensor shall be made by wire transfer to:

                                  Mellon Bank
                                  Pittsburgh, PA
                                  ABA 043000261
                                  AlliedSignal Technologies Inc.
                                  Account Number 009-7594
                                  Advice-AE-O-144

                 5.9 In the event that Licensee is terminated for default under the Long Term Agreement, or any purchase order thereunder, between AlliedSignal and Licensee relating to Licensed Product and upon written request by Licensor, Licensee shall provide to Licensor any and all improvements and modifications Licensee has made to Technical Information and Technical Data relating to Licensee's manufacture of Licensed Product for AES and Avionics and Licensor shall have a royalty free, irrevocable license, with right to sublicense to AlliedSignal and to AlliedSignal Avionics Inc., to use all of these improvements and modifications strictly to make or have made Licensed Product for AlliedSignal. In the event Licensor exercises rights pursuant to this Section 5.10, any remaining obligations of Licensee under Section 5 shall automatically terminate. Licensor agrees that its obligations with respect to all information provided under this Section 5.10 shall be commensurate with Licensee's obligations under Section 4.5 hereof.


                            6.  Term and Termination

                 6.1 This License Agreement is effective as of the Effective Date and shall expire on December 31, 2003.





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                 6.2    Neither party can terminate this License Agreement.
Each party's sole and exclusive remedy for any alleged breach of this License Agreement shall be an action for monetary damages and/or specific performance, except that a party may seek injunctive relief for breach of Section 4.3 of this License Agreement. Failure on the part of either party to notify the other party of any violation of this License Agreement shall not constitute a waiver of that party's right to pursue the stipulated remedies hereof because of such violation or any like or different subsequent violation.

                 6.3 Expiration of this License Agreement shall not excuse Licensee from paying Licensor all royalties earned pursuant to Article 5 of this License Agreement prior to expiration, and all royalties thus earned, but unpaid, shall immediately become due and payable.

                 6.4 Licensor agrees that the licenses granted to Licensee hereunder shall not, under any circumstances, be subject to revocation or termination for any reason by Licensor.

                                  7.  Notices

                 7.1 Any notice or report under this License Agreement shall be deemed given when sent registered mail, telex, facsimile, or telegram to the parties hereto at the following addresses:

     To Licensor:                              To Licensee:

          Gaylord P. Haas, Jr.                      August Bruehlman
          Vice President                            Chief Administrative Officer
          AlliedSignal Technologies Inc.            EFTC Corporation
          8440 South Hardy Drive                    7251 West 4th Street
          Tempe, Arizona 85284                      Greeley, Colorado 80634

Either party may, at any time, substitute for its previous record address any other address by giving written notice of the substitution.

                                 8.  Assignment

                 8.1 This License Agreement may not be assigned by Licensee and the Technical Data and Technical Information may not be sublicensed, in either case without the prior written consent of Licensor which shall not be unreasonably withheld; provided however, that Licensee may assign this License Agreement without prior consent to a wholly owned subsidiary of Licensee, to a purchaser of all or substantially all assets to which this License Agreement relates or to a corporation surviving Licensee in the event of a merger.

                             9.  Entire Agreement





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                 9.1    This License Agreement shall be binding upon and
inure to the benefit of the parties hereto and the successors to substantially the entire assets and business of the parties hereto, to which this License Agreement relates. This License Agreement is not for the benefit of any third person, firm, government, or corporation, and nothing herein contained shall be construed to create any rights to any third parties hereunder as a result of, or in connection with this License Agreement. This License Agreement contains the entire and only agreement between the parties, and supersedes all pre-existing agreements between such parties pertaining to the subject matter hereof; and any representation, promise, or condition in connection therewith not incorporated herein shall not be binding upon the party. No modification, renewal, extension or waiver of this License Agreement or any of the provisions herein contained shall be binding upon the party against whom enforcement of such modification, renewal, extension or waiver is sought, unless it is made in writing and signed on behalf of Licensor and Licensee by their respective representatives who have been delegated such authority.

                               10.  Governing Law

                 10.1 This License Agreement shall be construed and interpreted in accordance with the laws of the State of Arizona, United States of America without regard to its provisions as to choice of law.

                        11.  Severability of Provisions

                 11.1 If any of the provisions of this License Agreement shall be declared to be invalid or unenforceable by judicial or administrative decisions, any such provision shall be modified by negotiation to the extent necessary to avoid such violation and in a manner that does not affect the validity or enforceability of any other provisions of this License Agreement, which shall be valid and enforceable to the fullest extent of the law.

                                  12.  Waiver

                 12.1 Failure of either party to insist upon the strict performance of any provisions hereof or to exercise any right or remedy shall not be deemed a waiver of any right or remedy with respect to any existing or subsequent breach or default; the election by either party of any particular right or remedy shall not be deemed to exclude any other; and all rights and remedies of either party shall be cumulative.

                                 13.  Headings

                 13.1 The headings to the Sections of this License Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision.

                               14.  Survivability





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                 14.1     Sections 4.1, 4.3, 6.4 and Articles 2., 5., 7., 8.,
10., 11., 12., and this Article 14. will survive the expiration of this License Agreement

         IN WITNESS HEREOF Licensor and Licensee have executed this License Agreement effective as of August 4, 1997 ("Effective Date").


ALLIEDSIGNAL TECHNOLOGIES INC.                    EFTC Corporation



By: /s/ Gaylord P. Haas                           By: /s/ Stuart Fuhlendorf
   ---------------------------                       ---------------------------
Name:  Gaylord P. Haas                             Name: Stuart Fuhlendorf
     -------------------------                         -------------------------
Title: Vice President                             Title: Chief Financial Officer
      ------------------------                          ------------------------




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                                   Schedule A
                              Technical Data - AES

1. Work Instructions For Circuit Card Assemblies Current In Production as listed herein:





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                                  Schedule  B

                           Technical Data -  Avionics





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